CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Trustees and Shareholders
Putnam Small Cap Value Fund, a series of Putnam Investment Funds

We consent to the use of our report dated April 3, 2001, incorporation in this Registration Statement by reference, for the Putnam Small Cap Value Fund, a series of Putnam Investment Funds, and to the references to our firm under the captions "Financial highlights" in the prospectuses and "Independent Accountants and Financial Statements" in the Statement of Additional Information.

                                                         KPMG LLP
Boston, Massachusetts
June 25, 2001